================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                                   FORM 8-K

                                CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):

                                November 26, 1997

                              SERVICE EXPERTS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

    Delaware                      001-13037                    62-1639453
----------------              ----------------             -----------------
(State or Other               (Commission File             (I.R.S. Employer
 Jurisdiction of              Number)                      Identification
 Incorporation)                                            Number)

                               111 Westwood Place
                                    Suite 420
                           Brentwood, Tennessee 37027
                --------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                 (615) 371-9990
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


================================================================================

ITEM 5. OTHER EVENTS.

        Service Experts, Inc., a Delaware corporation (the "Company"), operates residential heating, ventilating and air conditioning ("HVAC") service and replacement businesses. In connection with the acquisition of HVAC businesses, the Company plans to offer shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), warrants to purchase shares of Common Stock and debt securities convertible into shares of Common Stock pursuant to its Registration Statement on Form S-4. In order to comply with the disclosure requirements of the Securities and Exchange Commission regarding the financial statements of businesses acquired or to be acquired, the Company is filing this Current Report containing the following audited and pro forma financial statements:

        (a) Financial Statements of Businesses Acquired
            See Pages F-1 through F-12.

        (b) Pro Forma Financial Information
            See Pages F-13 through F-19.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
TML, INC. & MT PARTNERSHIP
Combined Financial statements for the year ended December
  31, 1996 and nine months ended September 30, 1997
  (unaudited)
Report of Independent Auditors..............................   F-2
Combined Balance Sheets.....................................   F-3
Combined Statements of Income...............................   F-4
Combined Statements of Stockholders' Equity and Partners'
  Capital...................................................   F-5
Combined Statements of Cash Flows...........................   F-6
Notes to Combined Financial Statements......................   F-7
SERVICE EXPERTS, INC. -- UNAUDITED PRO FORMA COMBINED
  FINANCIAL STATEMENTS
Basis of Presentation.......................................  F-13
Unaudited Pro Forma Combined Balance Sheet as of September
  30, 1997..................................................  F-15
Unaudited Pro Forma Combined Statements of Income for the
  Nine Months ended September 30, 1997 and for the Twelve
  Months ended December 31, 1996............................  F-16
Notes to Unaudited Pro Forma Combined Financial
  Statements................................................  F-18

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders and Partners
TML, Inc. and MT Partnership

     We have audited the accompanying combined balance sheet of TML, Inc. and MT Partnership as of December 31, 1996, and the related combined statements of income, stockholders' equity and Partners' capital, and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of TML, Inc. and MT Partnership at December 31, 1996, and the combined results of their operations and their cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

Nashville, Tennessee
October 16, 1997

                          TML, INC. AND MT PARTNERSHIP

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................   $       --     $  517,815
  Trade receivables, net of allowance for doubtful accounts
     of $31,078 and $26,218 at December 31, 1996 and
     September 30, 1997.....................................    1,007,993        824,027
Inventories.................................................       98,917        137,512
Costs and estimated earnings in excess of billings..........       83,866        121,860
Prepaid expenses and other current assets...................       31,206             --
Deferred income taxes.......................................       25,334         23,425
                                                               ----------     ----------
          Total current assets..............................    1,247,316      1,624,639
Property, buildings and equipment:
  Land......................................................      118,287        189,482
  Buildings and improvements................................      268,049        547,816
  Furniture and fixtures....................................      303,416        335,751
  Machinery and equipment...................................      227,872        239,772
  Vehicles..................................................      471,427        540,641
  Construction in progress..................................       45,231            -0-
                                                               ----------     ----------
                                                                1,434,282      1,853,462
  Less accumulated depreciation and amortization............      886,335        979,162
                                                               ----------     ----------
                                                                  547,947        874,300
Cash surrender value........................................       23,515         30,711
Deferred income taxes.......................................       28,964             --
Other assets................................................       22,359         21,359
                                                               ----------     ----------
          Total assets......................................   $1,870,101     $2,551,009
                                                               ==========     ==========
                LIABILITIES AND STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
Current liabilities:
  Bank overdraft............................................   $  192,415     $       --
  Trade accounts payable and accrued liabilities............      367,543        369,930
  Accrued compensation......................................      152,962         59,257
  Accrued taxes, other than income..........................       14,382         12,249
  Accrued warranties........................................       62,788         62,788
  Income taxes payable......................................           --        167,604
  Deferred revenue..........................................       12,540         14,260
  Billings in excess of costs and estimated earnings........        2,053         18,250
  Note payable to stockholder...............................        2,300             --
  Current portion of long-term debt.........................       33,050         38,706
                                                               ----------     ----------
          Total current liabilities.........................      840,033        743,044
Long-term debt, net of current..............................       57,529        320,991
Deferred income taxes.......................................           --          9,305
Minority interest in partnership............................       24,499         31,198
Stockholders' equity and partners' capital:
  Common stock, $10 par value, 1,250 shares authorized,
     1,067 shares issued and outstanding....................       10,670         10,670
  Additional paid-in capital................................       18,616         18,616
  Partners' capital.........................................      331,525        420,057
  Retained earnings.........................................      587,229        997,128
                                                               ----------     ----------
          Total stockholders' equity and partners'
            capital.........................................      948,040      1,446,471
                                                               ----------     ----------
          Total liabilities stockholders' equity and
            partners' capital...............................   $1,870,101     $2,551,009
                                                               ==========     ==========

                            See accompanying notes.

                          TML, INC. AND MT PARTNERSHIP

                         COMBINED STATEMENTS OF INCOME

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
                                                                              (UNAUDITED)
Net revenues................................................   $8,063,898     $8,082,355
Cost of goods sold..........................................    7,202,851      6,715,983
                                                               ----------     ----------
Gross margin................................................      861,047      1,366,372
Selling, general and administrative expenses................      732,295        452,588
Bad debt expense............................................      156,565         41,722
                                                               ----------     ----------
(Loss) income from operations...............................      (27,813)       872,062
Other income (expense):
  Interest expense..........................................      (18,483)       (22,264)
  Interest income...........................................        5,286          4,036
  Other income..............................................        9,956         10,331
  Minority interest in partnership..........................        1,501         (2,698)
                                                               ----------     ----------
(Loss) income before taxes..................................      (29,553)       861,467
                                                               ----------     ----------
(Benefit) provision for income tax:
  Current...................................................           --        224,987
  Deferred..................................................      (67,555)        40,178
                                                               ----------     ----------
          Total income taxes................................      (67,555)       265,165
                                                               ----------     ----------
          Net income........................................   $   38,002     $  596,302
                                                               ==========     ==========

                            See accompanying notes.

                          TML, INC. AND MT PARTNERSHIP

       COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

                                                                                                         TOTAL
                                                COMMON STOCK                                         STOCKHOLDERS'
                                               $10 PAR VALUE     ADDITIONAL                           EQUITY AND
                                              ----------------    PAID-IN     RETAINED   PARTNERS'     PARTNERS'
                                              SHARES   AMOUNT     CAPITAL     EARNINGS    CAPITAL       CAPITAL
                                              ------   -------   ----------   --------   ---------   -------------
BALANCE AT JANUARY 1, 1996..................  1,067    $10,670    $18,616     $768,782   $ 295,089    $1,093,157
  Capital distributions.....................     --         --         --           --    (183,119)     (183,119)
  Net income (loss).........................     --         --         --     (181,553)    219,555        38,002
                                              -----    -------    -------     --------   ---------    ----------
BALANCE AT DECEMBER 31, 1996................  1,067     10,670     18,616      587,229     331,525       948,040
  Capital distributions (unaudited).........     --         --         --           --    (142,871)     (142,871)
  Net income (unaudited)....................     --         --         --      409,899     186,403       596,302
  Capital contributions (unaudited).........     --         --         --           --      45,000        45,000
                                              -----    -------    -------     --------   ---------    ----------
BALANCE AT SEPTEMBER 30, 1997...............  1,067    $10,670    $18,616     $997,128   $ 420,057    $1,446,471
                                              =====    =======    =======     ========   =========    ==========

                            See accompanying notes.

                          TML, INC. AND MT PARTNERSHIP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................................   $  38,002       $ 596,302
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................     113,911          93,727
  (Benefit) provision for deferred income taxes.............     (67,555)         40,178
  Provision for loss on accounts receivable.................     156,565          41,722
  Minority interest.........................................      (1,501)          2,698
  Changes in assets and liabilities:
     Trade receivable.......................................      67,962         142,243
     Inventories............................................      58,407         (38,595)
     Prepaid expenses and other current assets..............      (5,715)          4,296
     Other assets...........................................         874          (7,196)
     Trade accounts payable and accrued liabilities.........    (341,791)          2,387
     Accrued compensation...................................      83,852         (93,705)
     Accrued taxes, other than income.......................       5,035          (2,133)
     Accrued warranties.....................................      (2,893)             --
     Deferred revenue.......................................       7,460           1,720
     Income taxes payable...................................     (77,109)        194,514
     Costs and estimated earnings in excess of billings and
      billings in excess of costs and estimated earnings....     (19,451)        (21,797)
                                                               ---------       ---------
          Net cash flow provided by operating activities....      16,053         956,361
INVESTING ACTIVITIES
Purchase of property, buildings and equipment...............    (145,550)       (419,078)
                                                               ---------       ---------
Net cash used in investing activities.......................    (145,550)       (419,078)
FINANCING ACTIVITIES
Distribution to stockholders................................    (183,119)       (142,871)
Payments on long-term debt..................................     (73,449)        (54,182)
Proceeds from long-term debt................................      20,000         321,000
Capital contributions.......................................          --          45,000
Capital contributions from minority partners................      26,000           4,000
                                                               ---------       ---------
Net cash (used in) provided by financing activities.........    (210,568)        172,947
Increase (decrease) in cash and cash equivalents............    (340,065)        710,230
Cash and cash equivalents (bank overdraft) at beginning of
  period....................................................     147,650        (192,415)
                                                               ---------       ---------
Cash and cash equivalents (bank overdraft) at end of
  period....................................................   $(192,415)      $ 517,815
                                                               =========       =========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................................   $  18,483       $  22,264
                                                               =========       =========
Income taxes paid...........................................   $  26,910       $  57,893
                                                               =========       =========

                            See accompanying notes.

                          TML, INC. AND MT PARTNERSHIP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

     TML, Inc. and MT Partnership (collectively, "the Company") operates in one industry segment and is primarily engaged in the installation and servicing of air conditioning and heating systems for commercial and residential customers in the Boise, Idaho area.

PRINCIPLES OF COMBINATION AND CONSOLIDATION

     The combined financial statements include the accounts of TML, Inc. and the consolidated financial statements of MT Partnership. The combined entities share common ownership interests. The consolidated financial statements of MT Partnership include the accounts of L4 Properties, its majority-owned partnership. All intercompany transactions have been eliminated in combination and consolidation.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The combined balance sheet as of September 30, 1997 and the related combined statements of income, stockholders' equity and partners' capital, and cash flows for the nine months then ended (interim financial statements) have been prepared by the Company's management and are unaudited. In the opinion of management, the interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the interim results.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statements should be read in conjunction with the December 31, 1996 audited financial statements appearing herein. The results of the nine months ended September 30, 1997 may not be indicative of operating results for the full year.

RECOGNITION OF REVENUE

     Revenues on all of the Company's heating and air conditioning installation contracts ("Contracts") for commercial buildings are recognized on the percentage-of-completion method in the ratio that total incurred costs bear to total estimated costs. Revenues on all of the Company's heating and air conditioning contracts for residential installation and service and maintenance are recognized upon completion of the services, which is usually within one to two days.

     Earnings and estimated costs on Contracts are reviewed throughout the terms of the Contracts, and any required adjustments are reflected in the periods in which they first become known. When estimates indicate a probable loss on a Contract, the full amount thereof is accrued in the period in which it is first determined. Most Contracts are completed within 6 to 18 months.

     Trade accounts receivable includes billings and billed retainage on Contracts. The Company classifies these amounts as current assets because all balances are expected to be collected in the current year.

     The asset, "cost and estimated earnings in excess of billings" represents revenue recognized in excess of amounts billed on in-progress contracts. The liability, "billings in excess of costs and estimated earnings" represent billings in excess of revenue recognized on in-progress contracts.

                          TML, INC. AND MT PARTNERSHIP

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash

     The carrying amounts reported in the balance sheets for cash and cash equivalents and certificates of deposit approximate fair value.

  Accounts Receivable and Accounts Payable

     The carrying amounts reported in the balance sheets for trade receivable and accounts payable approximate fair value.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are stated at cost, which is not in excess of market. Cost is determined by the first-in, first-out (FIFO) method for all inventories.

PROPERTY, BUILDINGS AND EQUIPMENT

     Property, buildings and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line method and declining-balance methods over the following useful lives:

                                                              YEARS
                                                              ------
Leasehold improvements......................................  5 - 20
Building....................................................   31.5
Furniture and fixtures......................................  7 - 10
Machinery and equipment.....................................  5 - 7
Vehicles....................................................  5 - 7

ACCRUED COMPENSATION

     Accrued compensation consists of salary, bonus, commission and vacation expenses payable to various employees as of year end.

WARRANTIES

     The Company provides the retail customer with a one year warranty on parts and labor from the date of installation of the heating and air conditioning unit. This warranty runs concurrent with the manufacturer's warranty on parts. The Company provides an accrual for future warranty costs based upon the relationship of prior years' sales to actual warranty costs. It is the Company's practice to classify the entire warranty accrual as a current liability.

DEFERRED REVENUE

     The Company pre-sells maintenance contracts in the form of energy service agreements ("ESA"). ESA revenue is recorded as deferred revenue and recognized as income when the service is performed.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          TML, INC. AND MT PARTNERSHIP

INCOME TAXES

     TML, Inc. uses the liability method of accounting for federal and state income taxes as provided by SFAS No. 109, "Accounting for Income Taxes". Under the liability method, the deferred tax liability or asset is based on temporary differences between the financial statement and income tax bases of assets and liabilities, measured at tax rates that will be in effect when the differences reverse.

     The partners of MT Partnership include the partnership's income in their own personal income for federal and state income tax purposes. Accordingly, the partnership is not subject to federal and state income taxes.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     During the year ended December 31, 1996, amounts charged to bad debt expense totaled $156,565 and accounts written off net of recoveries were $166,980.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred. During 1996, the Company expensed $70,740.

NEWLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued FAS No. 130, "Reporting Comprehensive Income". Statement No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. Statement No. 130 is effective for interim and annual periods beginning after December 15, 1997. Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions from owners) and includes net income, net unrealized capital gains or losses on available for sale securities and foreign currency translation adjustments. Management of the Company does not expect the adoption of Statement No. 130 to have a material impact on the Company's financial statements.

2. CONTRACTS IN PROCESS

     Information relative to contracts in process is as follows:

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Contracts on the percentage-of-completion method:
  Expenditures on uncompleted contacts......................   $  902,867
  Estimated earnings........................................      217,026
                                                               ----------
                                                                1,119,893
Less applicable billings....................................    1,038,080
                                                               ----------
                                                               $   81,813
                                                               ==========
Included in the accompanying balance sheet under the
  following captions:
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................   $   83,866
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................        2,053
                                                               ----------
                                                               $   81,813
                                                               ==========

     Progress billings on contracts bear a relation to costs incurred, but are not indicative of the ultimate profit or loss on a contract.

                          TML, INC. AND MT PARTNERSHIP

3. DEBT

     Debt consists of:

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Line of credit..............................................    $    --
Mortgage note payable.......................................     10,768
Installment notes...........................................     79,811
                                                                -------
                                                                 90,579
Less current portion........................................     33,050
                                                                -------
                                                                $57,529
                                                                =======

     The Company has a line of credit with a financial institution with a total borrowing limit of $400,000. The line of credit bears interest at prime plus of 1%.

     The Company has a mortgage note payable which is secured by the related office building and land. This loan requires monthly installments of $387, including principal interest (8% at December 31, 1996) through November 2002.

     The Company has various installment loans which are secured by vehicles. These loans bear interest at various fixed rates ranging from 8% to 9.5% per annum or at variable rates ranging from 7.5% to 9.75% at December 31, 1996. These loans require monthly payments ranging from $387 to $881 and are due through June 2001.

     As of December 31, 1996, the aggregate amounts of annual principal maturities of long-term debt are as follows:

1997........................................................  $33,050
1998........................................................   23,521
1999........................................................   18,452
2000........................................................   14,090
2001........................................................    1,466
                                                              -------
                                                              $90,579
                                                              =======

4. EMPLOYEE BENEFIT PLANS

     The Company has a defined-contribution employee benefit plan incorporating provisions of Section 401(k) of the Internal Revenue Code ("the Code"). Substantially all employees of the Company are eligible to participate in the plan. Under the plan's provisions, a plan member may make contributions, on a tax deferred basis, not to exceed the maximum established by the Internal Revenue Service. The Company provides matching contributions of 50% of total contributions by a plan member, to a maximum of 6% of the employee's total calendar year compensation. The Company's matching contributions totaled $37,587 for 1996.

5. SELF INSURANCE

     The Company is self-insured for certain health benefits up to $20,000 per occurrence per individual. The cost of such benefits is recognized as expense in the period the incident occurred. This cost was $120,474 in 1996.

                          TML, INC. AND MT PARTNERSHIP

6. COMMITMENTS AND CONTINGENT LIABILITIES

     The Company maintains general liability insurance coverage and umbrella policies to insure itself against any liabilities occurring in the normal course of business. The Company believes that its insurance coverage is adequate.

7. INCOME TAXES

     Income tax benefit consists of the following at December 31, 1996:

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Current:
  Federal...................................................    $     --
  State.....................................................          --
Deferred....................................................     (67,555)
                                                                --------
                                                                $(67,555)
                                                                ========

     Significant components of the deferred tax assets and liabilities as of December 31, 1996, are as follows:

Deferred tax liabilities:
  Contract billings.........................................  $   31,907
  Depreciation and amortization.............................      14,864
  Other.....................................................       8,581
                                                              ----------
  Deferred tax liabilities..................................      55,352

Deferred tax assets:
  Accounts receivable.......................................      12,120
  Accounts payable..........................................       9,372
  Warranty reserves.........................................      24,487
  Prepaid insurance.........................................      11,038
  Net carryforward..........................................      43,621
  Other.....................................................       9,012
                                                              ----------
          Total gross deferred tax assets...................     109,650
Valuation allowance.........................................          --
                                                              ----------
Deferred tax assets.........................................     109,650
                                                              ----------
          Net deferred tax assets...........................  $   54,298
                                                              ==========

     The provision for income taxes differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes. The differences are summarized as follows:

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Tax provision at statutory rate.............................    $ 15,281
State income tax less applicable federal tax benefit........      (8,990)
Partnership income not subject to tax.......................     (74,648)
Other, net..................................................         802
                                                                --------
                                                                $ 67,555
                                                                ========

                          TML, INC. AND MT PARTNERSHIP

PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     MT Partnership operates under Subchapter K of the Internal Revenue Code and is not subject to federal and state income tax since income and expenses are passed through to the partners. In connection with the proposed combination, the partnership will terminate. As a result, MT Partnership will be subject to corporate income taxes subsequent to the termination of the partnership. MT Partnership had net operating income for income tax purposes of $230,833 for 1996.

     Had the Company filed federal and state income tax returns as a regular corporation for 1996, income tax expense under the provisions of SFAS No. 109 would have been $90,671.

     At the date of termination of the partnership status, the Company will be required to provide deferred taxes for cumulative temporary differences between financial reporting and tax reporting basis of assets and liabilities. Such deferred taxes will be based on the cumulative temporary differences at the date of termination of the partnership. The effect of recognizing the deferred taxes will be recorded as an adjustment to goodwill in purchase accounting. If the termination of the partnership status had occurred at September 30, 1997, the deferred tax liability would have been approximately $25,217.

8. SUBSEQUENT EVENT

     Subsequent to year end the shareholders of TML, Inc., and the partners of MT Partnership and L4 Properties, signed a Stock Purchase Agreement and Partnership Purchase Agreements, respectively, with Service Experts, Inc. and a wholly-owned subsidiary of Service Experts, Inc. to sell all of the stock of TML, Inc. and partnership interests of MT Partnership and L4 Properties. In accordance with these agreements, TML, Inc. became a wholly-owned subsidiary of Service Experts, Inc. and MT Partnership and L4 Properties were acquired by a wholly-owned subsidiary of Service Experts, Inc. on September 30, 1997.

                   PRO FORMA COMBINED FINANCIAL STATEMENTS OF
                             SERVICE EXPERTS, INC.

     Service Experts, Inc. (the "Company") was incorporated on March 27, 1996. On August 21, 1996, and simultaneous with the closing of its initial public offering of Common Stock, the Company acquired the Predecessor Companies (as defined below). In accordance with the provisions of Securities and Exchange Commission (the "Commission") Staff Accounting Bulletin No. 97, the historical financial statements of the Company for periods prior to August 21, 1996 are the combined financial statements of AC Service & Installation Co., Inc. and Donelson Air Conditioning Company, Inc. (collectively, the "Acquiring Company"). Such historical financial statements have been restated for the Pooled Companies (as defined below), which were acquired in December 1996, May 1997 and September 1997 in business combinations accounted for as poolings of interests. The operations of the Company's subsidiaries other than the Pooled Companies have been included in the Company's financial statements from their respective effective dates of acquisition. The acquisitions of the Predecessor Companies have been accounted for using the historical cost basis of the Predecessor Companies in accordance with Commission Staff Accounting Bulletin No. 48. The Predecessor Companies are the Acquiring Company; Hardwick Air Masters, Inc. d/b/a Airmasters, Inc.; Norrell Heating and Air Conditioning Company, Inc.; Vision Holding Company, Inc.; Comerford's Heating and Air Conditioning, Inc.; Rolf Coal and Fuel Corp.; Brand Heating and Air Conditioning, Inc.; Coastal Air Conditioning Service, Inc.; Contractor Success Group, Inc.; and Service Experts of Palm Springs, Inc. The Pooled Companies are Custom Air Conditioning, Inc., Freschi Air Systems, Inc., C. Iapaluccio Company, Inc., Hawk Heating & Air Conditioning, Inc., TML, Inc. and MT Partnership, Parrott Mechanical, Inc. and McAlister Heat & Air, Inc.

     The following unaudited pro forma combined financial statements give effect to the acquisition by the Company of 36 Acquired Companies (as defined below) and to one HVAC business with which the Company has entered into an agreement in principle (the "Pending Acquisition") in exchange for shares of the Company's Common Stock, cash, warrants to purchase shares of Common Stock and the assumption of certain debt. The pro forma combined financial statements do not give effect to the acquisition of 15 HVAC businesses with which the Company has entered into agreements in principle and which management of the Company believes will close within the next three months. These businesses had aggregate revenues in 1996 of approximately $19.5 million and an estimated aggregate purchase price of $19.9 million.

     The unaudited pro forma combined balance sheet as of September 30, 1997 gives effect to the acquisition of four Acquired Companies closed effective after September 30, 1997 and one Pending Acquisition. The four Acquired Companies which were closed effective after September 30, 1997 are Teays Valley Heating and Cooling, Inc., J.M. Jenks Incorporated d/b/a J.M. Mechanical Systems, Holmes Sales & Service, Inc. and Getzschman Heating & Sheet Metal Contractors, Inc. The Pending Acquisition is PTM Enterprises, Inc. (formerly the residential division of Martin Mechanical Contractors, Inc.). The unaudited pro forma combined statement of income for the nine months ended September 30, 1997 gives effect to the acquisition of 21 Acquired Companies closed during the nine month period ended September 30, 1997, four Acquired Companies which were closed effective after September 30, 1997 and one Pending Acquisition as if such transactions had occurred as of January 1, 1996. The 21 Acquired Companies closed during the nine month period ended September 30, 1997 are Dial One Raymond's Plumbing, Heating & Cooling, Inc., Gaddis Co., Automated Air, Inc., Bauer Heating & Air Conditioning, Incorporated, Sylvester's Corp., B. W. Heating & Air Conditioning, Inc., Parker Heating & Air Conditioning, Incorporated, Roland J. Down, Inc., Claire's Air Conditioning and Refrigeration, Inc., Claire & Sanders, Inc., Royden Inc., Service Experts of Raleigh, Inc., Stark Services Company, Inc., ProAir Services, L.P., Superior Air Conditioning Co., Inc., Artic Aire of Chico, Inc., All American Air Conditioning & Heating, Inc., A-1 Air Conditioning, Inc., Mid Fla Heating and Air, Inc., S&W Air Conditioning, Inc. and Berkshire Air Conditioning Company. The unaudited pro forma combined statement of income for the 12 months ended December 31, 1996 gives effect to the acquisition of the Predecessor Companies as described above, 11 Acquired Companies closed during 1996, 21 Acquired Companies closed during the nine month period ended September 30, 1997, four Acquired Companies closed effective after September 30, 1997 and one Pending Acquisition as if such transactions had occurred on January 1, 1996. The 11 Acquired Companies closed during 1996 are Service Experts of Indianapolis, Inc.,

Frees Service Experts, Inc., Comfortech, Inc., Sunbeam Service Experts, Inc., Falso Service Experts, Inc., Gordon's Specialty Company, Pardee Refrigeration Company Incorporated, Sanders Indoor Comfort, Inc., Island Air Conditioning, Inc., Air-Conditioning and Heating Unlimited, Inc. and B&B Air Conditioning, Inc.

     The unaudited pro forma combined financial statements have been prepared by the Company based on the historical financial statements of the Company and the companies referred to above and certain preliminary estimates and assumptions deemed appropriate by management of the Company. These pro forma combined financial statements may not be indicative of results that would have been achieved had these acquisitions occurred on the dates indicated or of results which may be realized in the future. Neither expected benefits nor cost reductions anticipated by the Company following consummation of these acquisitions have been reflected in the pro forma combined financial statements.

     The pro forma combined financial statements should be read in conjunction with the historical financial statements of the Company.

        PRO FORMA COMBINED FINANCIAL STATEMENTS OF SERVICE EXPERTS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                                    ACQUIRED      PENDING      PRO FORMA
                                                         COMPANY    COMPANIES   ACQUISITION   ADJUSTMENTS    PRO FORMA
                                                         --------   ---------   -----------   -----------    ---------
                                                                                (IN THOUSANDS)
Current assets:
  Cash and cash equivalents............................ $ 14,537     $   23       $  623        $(3,043)(a)  $ 10,946
                                                                                                 (1,194)(b)
Receivables:
  Trade receivables, net...............................   25,800      1,973          339                       28,112
  Related party........................................        5         43           --                           48
  Employee.............................................      267         13           --                          280
  Other................................................    1,649         --            6                        1,655
                                                        --------     ------       ------        -------      --------
                                                          27,721      2,029          345                       30,095
Inventories............................................    9,463        739          126                       10,328
Cost and estimated earnings in excess of billings......    1,203         72           --                        1,275
Prepaid expenses and other current assets..............    2,493         31           --                        2,524
Current portion of notes receivable -- related
  parties..............................................       14          9           --                           23
Current portion of notes receivable....................      251         --           --                          251
Deferred income taxes..................................    3,548          4           --                        3,552
                                                        --------     ------       ------        -------      --------
        Total current assets...........................   59,230      2,907        1,094         (4,237)       58,994
Property, buildings and equipment, net.................   20,963      1,231          402                       22,596
Notes receivable -- related parties....................      343         --           --                          343
Notes receivable -- other..............................      668         --           --                          668
Investment in affiliate................................      574         --           --                          574
Deferred income taxes..................................      434         --           --                          434
Goodwill...............................................   83,439         --           17         11,311(a)     94,767
Other assets...........................................      839        142           --                          981
                                                        --------     ------       ------        -------      --------
        Total assets................................... $166,490     $4,280       $1,513        $ 7,074      $179,357
                                                        ========     ======       ======        =======      ========
Current liabilities:
  Short-term debt...................................... $    665     $  259       $   --        $  (259)(b)  $    665
  Trade accounts payable and accrued liabilities.......   11,158      1,188          331                       12,677
  Accrued compensation.................................    5,371        223            8                        5,602
  Accrued warranties...................................    2,106         78           --                        2,184
  Income taxes payable.................................    1,965        (21)          --                        1,944
  Deferred revenue.....................................    7,226        151          172                        7,549
  Billings in excess of costs and estimated earnings...      971        284           --                        1,255
  Current portion of long-term debt and capital lease
    obligations........................................      439        301           --           (301)(b)       439
                                                        --------     ------       ------        -------      --------
        Total current liabilities......................   29,901      2,463          511           (560)       32,315
Long-term debt and capital lease obligations, net of
  current..............................................   10,725        626           --           (626)(b)    10,725
Related parties notes..................................                                8             (8)(b)        --
Deferred income taxes..................................    1,017         --           --             --         1,017
Other long term liabilities............................
Common stock...........................................      149         --           --              5(a)        154
Additional paid-in-capital.............................  106,355         79          580          9,789(a)    116,803
Retained earnings......................................   18,343      1,112          414         (1,526)(a)    18,343
                                                        --------     ------       ------        -------      --------
                                                        $166,490     $4,280       $1,513        $ 7,074      $179,357
                                                        ========     ======       ======        =======      ========

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

        PRO FORMA COMBINED FINANCIAL STATEMENTS OF SERVICE EXPERTS, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                      ACQUIRED      PENDING      PRO FORMA
                                           COMPANY    COMPANIES   ACQUISITION   ADJUSTMENTS    PRO FORMA
                                           --------   ---------   -----------   -----------    ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.............................  $167,647    $33,655      $3,317            --       $204,619
Cost of goods sold.......................   107,400     24,008       2,211             4(d)     133,623
                                           --------    -------      ------        ------       --------
Gross margin.............................    60,247      9,647       1,106            (4)        70,996
Selling, general and administrative
  expenses...............................    42,967      9,325         944          (937)(e)     52,299
                                           --------    -------      ------        ------       --------
Income from operations...................    17,280        322         162           933         18,697
Other income (expense):
  Interest expense.......................      (160)      (250)         --           250(f)        (160)
  Interest income........................       608         42           1            --            651
  Other income (expense).................       382       (115)         --           147(g)         414
                                           --------    -------      ------        ------       --------
                                                830       (323)          1           397            905
                                           --------    -------      ------        ------       --------
Income (loss) before tax.................    18,110         (1)        163         1,330         19,602
Provision for income taxes...............     6,595        137          64         1,007(h)       7,803
                                           --------    -------      ------        ------       --------
Net income (loss)........................  $ 11,515    $  (138)     $   99        $  323       $ 11,799
                                           ========    =======      ======        ======       ========
Pro forma net income per share...........  $   0.81                                            $   0.77
Pro forma weighted average shares
  outstanding............................    14,152                                1,229(i)      15,381

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

        PRO FORMA COMBINED FINANCIAL STATEMENTS OF SERVICE EXPERTS, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996

                                                      ACQUIRED      PENDING      PRO FORMA
                                            COMPANY   COMPANIES   ACQUISITION   ADJUSTMENTS    PRO FORMA
                                            -------   ---------   -----------   -----------    ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues..............................  $73,683   $166,614      $14,783      $(10,949)(c)  $244,131
Cost of goods sold........................   49,706    111,580       12,580        (9,785)(d)   164,081
                                            -------   --------      -------      --------      --------
Gross margin..............................   23,977     55,034        2,203        (1,164)       80,050
Selling, general and administrative
  expenses................................   19,013     47,662        1,465        (7,134)(e)    61,006
                                            -------   --------      -------      --------      --------
Income from operations....................    4,964      7,372          738         5,970        19,044
Other income (expense):
  Interest expense........................     (460)      (762)          --           762(f)       (460)
  Interest income.........................      378        298           32            --           708
  Other income (expense)..................       89       (150)          --            40(g)        (21)
                                            -------   --------      -------      --------      --------
                                                  7       (614)          32           802           227
                                            -------   --------      -------      --------      --------
Income before tax.........................    4,971      6,758          770         6,772        19,271
Provision for income taxes................    1,137        762          297         5,724(h)      7,920
                                            -------   --------      -------      --------      --------
Net income................................  $ 3,834   $  5,996      $   473      $  1,048      $ 11,351
                                            =======   ========      =======      ========      ========
Pro forma net income per share............  $  0.76                                            $   0.74
Pro forma weighted average shares
  outstanding.............................    5,023                                10,251(j)     15,274

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                             SERVICE EXPERTS, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

PRO FORMA BALANCE SHEET ADJUSTMENTS

     (a) Reflects the payments to owners of four Acquired Companies and one Pending Acquisition of $3,043,000 in cash and 391,000 shares of common stock resulting in an increase in Goodwill of $11,311,000 which is amortized over 40 years. The allocation of the purchase price associated with the acquisitions has been determined by the Company based on available information and is subject to further refinement.

     (b) Reflects the assumed payment of all outstanding debt.

                                                                        TWELVE MONTHS    NINE MONTHS
                                                                            ENDED           ENDED
                                                                        DECEMBER 31,    SEPTEMBER 30,
                                                                            1996            1997
                                                                        -------------   -------------
                                                                               (IN THOUSANDS)
PRO FORMA STATEMENTS OF INCOME ADJUSTMENTS
(c) REFLECTS THE FOLLOWING ADJUSTMENTS TO REVENUES:
     (i)  Elimination of division not acquired........................    $(10,949)       $     --
                                                                          ========        ========
(d) REFLECTS THE FOLLOWING ADJUSTMENTS TO COST OF GOODS SOLD:
     (i)  Adjust rent expense per new leases..........................    $   (105)       $     --
    (ii)  (Elimination) addition of real estate depreciation..........         (19)              4
   (iii)  Elimination of division not acquired........................      (9,661)             --
                                                                          --------        --------
                                                                          $ (9,785)       $      4
                                                                          ========        ========
(e) REFLECTS THE FOLLOWING ADJUSTMENTS TO SELLING, GENERAL, AND
    ADMINISTRATIVE:
     (i)  Elimination of historical owners' compensation..............    $(13,734)       $ (1,777)
    (ii)  Additional compensation relating to new agreements with
          previous owners.............................................       4,642             800
   (iii)  Additional lease expense on real estate sold by AC Service &
          Installation Co., Inc. and Vision Holding Company, Inc......          53              --
    (iv)  Elimination of depreciation expense on real estate sold by
          AC Service & Installation Co., Inc. and Vision Holding
          Company, Inc................................................         (24)             --
     (v)  Elimination of non-competition fees resulting from buyout of
          non-compensation agreements.................................         (43)             --
    (vi)  Corporate office overhead expenses..........................         270              --
   (vii)  Corporate office compensation...............................         366              --
  (viii)  Elimination of management fees paid by Air Experts, a United
          Services Co., Inc. and Service Experts of Palm Springs, Inc.
          to parent companies or affiliates which are part of the
          corporate office adjustments................................         (36)             --
    (ix)  Goodwill amortization.......................................       2,472             457
     (x)  Elimination of general and administrative expenses including
          elimination of division not acquired........................      (1,800)           (417)
    (xi)  Three regional vice presidents and one MIS director.........         700              --
                                                                          --------        --------
                                                                          $ (7,134)       $   (937)
                                                                          ========        ========

                             SERVICE EXPERTS, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                        TWELVE MONTHS    NINE MONTHS
                                                                            ENDED           ENDED
                                                                        DECEMBER 31,    SEPTEMBER 30,
                                                                            1996            1997
                                                                        -------------   -------------
                                                                               (IN THOUSANDS)
(f) REFLECTS THE FOLLOWING ADJUSTMENTS TO INTEREST EXPENSE RELATED TO:
     (i)  Elimination of debt distributed to shareholder of Vision
          Holding Company, Inc........................................    $     45        $     --
    (ii)  Elimination of interest on debt distributed to shares of AC
          Service & Installation Co., Inc. and Custom Air
          Conditioning, Inc...........................................          15             197
   (iii)  Elimination of all other debt assumed in the transaction to
          be paid at closing..........................................       1,306              53
    (iv)  Additional interest on debt incurred associated with the
          transaction.................................................        (604)             --
                                                                          --------        --------
                                                                          $    762        $    250
                                                                          ========        ========
(g) REFLECTS THE FOLLOWING ADJUSTMENT TO OTHER INCOME:
     (i)  The addition of income from its 37% investment in Future
          University..................................................    $     40        $     --
    (ii)  Elimination of debt retirement expenses.....................          --             147
                                                                          --------        --------
                                                                          $     40             147
                                                                          ========        ========
(h) REFLECTS THE FOLLOWING ADJUSTMENTS TO INCOME TAXES:
     (i)  Additional income tax provision for state and federal taxes at a combined effective rate of 38% as certain Acquired
          Companies and the Pending Acquisition previously which were
          taxed as Subchapter S corporations..........................    $  2,335        $    689
    (ii)  Additional income taxes on adjustments (c) thru (g).........       2,264             133
   (iii)  Additional income tax provision for state and federal taxes
          due to the non-deductibility of goodwill....................       1,125              98
    (iv)  Estimated state and federal tax on acquired companies and
          the pending acquisition.....................................          --              87
                                                                          --------        --------
                                                                          $  5,724        $  1,007
                                                                          ========        ========
(i) Reflects adjustments to weighted average shares outstanding as follows:
          (i) 650,000 shares and the dilutive effect of warrants
          issued to the owners of the Acquired Companies, (ii) 58,000 shares issued to the owners of the Pending Acquisition,
          (iii) 521,000 additional shares to reflect the shares issued in the Secondary Offering as outstanding for the entire
          period.
(j) Reflects adjustments to weighted average shares outstanding as follows:
          (i) 1,666,000 shares and the dilutive effect of warrants
          issued to the owners of the Acquired Companies, (ii) 58,000 shares issued to the owners of the Pending Acquisition,
          (iii) 1,850,000 shares issued in the Secondary Offering,
          (iv) 6,677,000 additional shares to reflect the shares
          issued in the Initial Public Offering to the Predecessor
          Companies and shares issued to the 11 Acquired Companies
          closed in 1996 as outstanding for the entire period.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          SERVICE EXPERTS, INC.


                                          By:  /s/ Anthony M. Schofield
                                              ----------------------------------
                                              Anthony M. Schofield
                                              Chief Financial Officer, Secretary
                                              and Treasurer


Date:  November 26, 1997

                                  EXHIBIT INDEX

EXHIBIT
NUMBER               DESCRIPTION OF EXHIBITS
-------              -----------------------
  23                 Consent of Ernst & Young LLP
